Time Inc.	Time Inc. 225 Liberty Street New York, NY 10281
212-522-1212

October 17, 2016

Jeffrey Bairstow
Time Inc.
225 Liberty Street
New York, New York 10281

Dear Jeff:

You have agreed to assist the company with a transition of your duties as Chief Financial Officer of the company, and to remain as an employee of the company through that transition. The following sets forth the terms and conditions of your continued employment with Time Inc. These terms will be reflected in a formal amendment to your current employment agreement with the company.

Effective as of November 7, 2016, you will cease to serve as Executive Vice President and Chief Financial Officer. Thereafter, you will continue as an employee of the company, with such duties and responsibilities as shall be specified by the Chief Executive Officer, until March 1, 2017 (the “Departure Date”), at which point you will resign your employment. In connection with your departure, you will receive the benefits that are otherwise payable to you under the company’s benefit plans and programs based on your service with the company through your last date of employment. You will also be entitled to receive the severance benefits that are payable under the terms of your employment agreement.

During your continued employment, you will receive your currently effective base salary. You will be eligible to receive an annual bonus payment for 2016 in accordance with the otherwise applicable provisions of the company’s annual incentive plan; provided that in no event shall such bonus be less than $800,000. To the extent permitted under the terms of such plans and applicable law, during your continued employment, you will continue to participate in the employee and executive benefit plans in which you are currently participating.

You will not be eligible to receive any additional equity awards, and will not be eligible for any new plans, programs or arrangements otherwise made available after the date hereof to the company’s other senior officers. You will remain subject to all of the covenants for the benefit of the company contained in Section 8 of your employment agreement, as well as a non-disparagement covenant comparable to that included in the agreements with the company’s other senior executives.

In the event that your employment is terminated by the company other than for Cause prior to the Departure Date, in addition the severance and other termination benefits that are payable under your employment agreement, you will receive, on the same schedule (except as otherwise required to comply with the requirements of Section 409A), the same compensation (including credit toward vesting in your outstanding equity awards, but without waiver of any performance condition) that you would have earned or received had you continued to be employed by the company through the Departure Date. Cause shall mean cause as defined under your employment agreement.

If you agree that the foregoing reflects our understanding regarding your continued employment with Time Inc., please indicate your agreement by signing where indicated below.

Sincerely,

Richard Battista
Chief Executive Officer

_/s/ Jeffrey J. Bairstow__________________            _10__/_17__/2016
Jeffrey J. Bairstow                            Date

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